Exhibit 10.46

AMENDMENT TO EMPLOYMENT AGREEMENT

This AMENDMENT TO EMPLOYMENT AGREEMENT (the “Amendment”) modifies certain terms and conditions of the Employment Agreement effective March 16, 2015 between Dirk McMahon and United HealthCare Services, Inc., as amended effective May 31, 2017, (the “Employment Agreement”). Accordingly, Executive’s Employment Agreement is amended, effective as of the last date executed below, as follows:

Section 3.E is hereby deleted and replaced with the following:

“By Executive for Good Reason.  Executive may terminate Executive’s employment for Good Reason, as defined below.  Executive must give UnitedHealth Group written notice specifying in reasonable detail the circumstances constituting Good Reason within 120 days of becoming aware of such circumstances, or such circumstances will not constitute Good Reason.  If the circumstances constituting Good Reason are reasonably capable of being remedied, UnitedHealth Group will have 60 days to remedy such circumstances.  “Good Reason” will exist if UnitedHealth Group takes any of the following actions, without Executive’s consent:  (a) reduces Executive’s base salary or target bonus percentage other than in connection with a general reduction affecting a group of employees; (b) moves Executive’s primary work location more than 50 miles; (c) makes changes that substantially diminish Executive’s duties or responsibilities; or (d) changes Executive’s reporting relationship.  In addition, Executive must, on or before December 31, 2019, give UnitedHealth Group written notice of his intent to terminate his employment for Good Reason as a result of the July 1, 2018 change in Executive’s reporting relationship, which change in reporting relationship constituted Good Reason as that term was defined as of July 1, 2018.  If Executive does not give UnitedHealth Group such written notice on or before December 31, 2019, Executive’s July 1, 2018 change in reporting relationship will no longer constitute Good Reason.”

Except as expressly set forth in this Amendment, the Employment Agreement remains in full force and effect according to its terms.

United HealthCare Services, Inc.		Executive

By:	/s/ D. Ellen Wilson	By:	/s/ Dirk McMahon
Its:	Chief Human Resources Officer

Date:	3/12/19	Date:	3/11/19